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                                                                      Exhibit 21
                                                                     (unaudited)

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES



The following table lists all of the subsidiaries of the Company at December 31, 1997:



                 Philadelphia Suburban Water Company (Pa.)
                 Utility & Municipal Services, Inc. (Pa.)
                 PSC Services, Inc. (Del.)
                 Suburban Wastewater Company (Pa.)
                 Suburban Environmental Services, Inc. (Pa.)
                 Little Washington Wastewater Company (Pa.)
                 Drexel Hill Corporation (Pa.)
                 Pennsylvania Suburban Water Company (Pa.)
                    (formerly PSC Information Services)